KPMG LLP

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Canada

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Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seaspan Corporation

We consent to the incorporation by reference in the Registration Statements (Nos. 333-211545, 333-180895, 333-195571 and 333-200639) on Form F-3, (Nos. 333-151329 and 333-202698) on Form F-3D, and (Nos. 333-173207, 333-189493, 333-200640 and 333-212230) on Form S-8 of Seaspan Corporation of our reports dated March 6, 2017, with respect to the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of Seaspan Corporation.

Our report refers to the retrospective change in the Company’s method of accounting for debt issuance costs in its year ended December 31, 2016 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs.

/s/ KPMG LLP

Chartered Professional Accountants

March 6, 2017

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.